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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                  FORM 8-A


              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR (g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


                             QUALIX GROUP, INC.
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


               Delaware                                    77-0261239
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(STATE OF INCORPORATION OR ORGANIZATION)                (I.R.S. EMPLOYER
                                                       IDENTIFICATION NO.)


       177 Bovet Road, 2nd Floor
        San Mateo, California                                  94402
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(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                     (ZIP CODE)


If this Form relates to the registration        If this Form relates to the
of a class of debt securities and is            registration of a class of debt
effective upon filing pursuant to               securities and is to become
General Instruction A(c)(1) please              effective simultaneously with
check the following box.                        the effectiveness of a
                                                concurrent registration
[_]                                             statement under the Securities
                                                Act of 1933 pursuant to General
                                                Instruction A(c)(2) lease check
                                                the following box.

                                                [_]


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:


          TITLE OF EACH CLASS                  NAME OF EACH EXCHANGE ON WHICH
          TO BE SO REGISTERED                  EACH CLASS IS TO BE REGISTERED

            Not Applicable                              Not Applicable
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SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

    PREFERRED SHARE PURCHASE RIGHTS
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              (TITLE OF CLASS)
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ITEM 1.    Description of Registrant's Securities to be Registered.
           --------------------------------------------------------

           On August 1, 1997, Qualix Group, Inc. (the "Company") filed a Registration Statement on Form 8-A (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") in order to register Preferred share purchase rights issuable in accordance with a Rights Agreement (the "Rights Agreement") between the Company and ChaseMellon Shareholder Services, L.L.C. as Rights Agent (the "Rights Agent").

           The Company and the Rights Agent entered into the Amendment to the Rights Agreement with an effective date as of October 25, 1998 (the "Amendment"), which amends the Rights Agreement. The Rights Agreement, as amended by the Amendment, is referred to herein as the "Amended Rights Agreement". The Amended Rights Agreement is substantially the same as the Rights Agreement as originally executed, with the following principal exceptions:

ACQUIRING PERSON

           The Amended Rights Agreement provides that none of Legato Systems, Inc. ("Acquiror"), Hat Acquisition Corp. ("Merger Sub"), or any of their respective subsidiaries, Affiliates or Associates is an Acquiring Person pursuant to the Amended Rights Agreement, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any sections of the Amended Rights Agreement, in any case solely by virtue of the execution of the Agreement and Plan of Merger dated October 25, 1998 among Acquiror, Merger Sub and the Company (the "Merger Agreement"), the execution of the Stock Option Agreement (as defined in the Merger Agreement), the execution of Target Affiliate Agreements (as defined in the Merger Agreement), the execution of the Voting Agreements (as defined in the Merger Agreement), the cancellation and automatic conversion of the Company's Common Stock into a right to receive a fraction of Acquiror Common Stock (as defined in the Merger Agreement), the cancellation of the Company's Capital Stock (as defined in the Merger Agreement) or the consummation of the Merger (as defined in the Merger Agreement).

DISTRIBUTION DATE

           The Amended Rights Agreement provides that a Distribution Date shall not occur, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any sections of the Amended Rights Agreement, in any such case solely by reason of the execution of the Merger Agreement, the execution of the Stock Option Agreement, the execution of Target Affiliate Agreements, the execution of the Voting Agreements, the cancellation and automatic conversion of the Company's Common Stock into a right to receive a fraction of Acquiror Common Stock, the cancellation of the Company's Capital Stock, or the Consummation of the Merger.

SHARES ACQUISITION DATE

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           The Amended Rights Agreement provides that a Shares Acquisition Date shall not occur and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any sections of the Amended Rights Agreement, in any case solely by reason of execution of the Merger Agreement, the execution of the Stock Option Agreement, the execution of Target Affiliate Agreements, the execution of the Voting Agreements, the cancellation and automatic conversion of the Company's Common Stock into a right to receive a fraction of Acquiror Common Stock, the cancellation of the Company's Capital Stock, or the Consummation of the Merger.

EXERCISE OF RIGHTS

           The Amended Rights Agreement provides that the registered holder of any Rights Certificate may exercise the rights at or prior to the earliest of
(i) the Close of Business on the Final Expiration Date, (ii) the Redemption Date, (iii) the time at which such Rights are exchanged as provided in Section 24 thereof, or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement).

PURCHASE PRICE, NUMBER OF SHARES OR NUMBER OF RIGHTS

           The Amended Rights Agreement provides that a "Section 11(a)(ii) Trigger Date" shall not occur and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any sections of the Amended Rights Agreement, in any such case solely by reason of the execution of the Merger Agreement, the execution of the Stock Option Agreement, the execution of Target Affiliate Agreements, the execution of the Voting Agreements, the cancellation and automatic conversion of the Company's Common Stock into a right to receive a fraction of Acquiror Common Stock, the cancellation of the Company's Capital Stock, or the consummation of the Merger.

CONSOLIDATION, MERGER, SALE OF ASSETS OR EARNING POWER

           The Amended Rights Agreement provides that a "Section 11(a)(ii) Trigger Date" shall not occur, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any sections of the Amended Rights Agreement, in any such case solely by reason of the execution of the Merger Agreement, the execution of the Stock Option Agreement, the execution of Target Affiliate Agreements, the execution of the Voting Agreements, the cancellation and automatic conversion of the Company's Common Stock into a right to receive a fraction of Acquiror Common Stock, the cancellation of the Company's Capital Stock, or the consummation of the Merger.

NOTICES

       The Amended Rights Agreement provides that notices or demands to the Company shall be sufficiently given if sent to the Company with a copy to:
Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304, Attention: Kurt Berney.

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AMENDMENT

           The Amendment provides that the Amendment may not be amended by the Company without the prior written consent of Acquiror in its sole discretion.

           In all other material respects, the disclosure concerning the Rights and the Rights Agreement as set forth in the Registration Statement is unchanged.

           The Summary of the Amended Rights Agreement contained herein or in the Registration Statement as originally filed is qualified in its entirety by reference to the Amended Rights Agreement.

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ITEM 2.    EXHIBITS.
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EXHIBIT    DESCRIPTION
NUMBER     -----------
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    1      Amendment to Rights Agreement, with an effective date of October 25,
           1998, between the Company and ChaseMellon Shareholder Services.


           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934 the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

DATE:  NOVEMBER 6, 1998                        QUALIX GROUP, INC.


                                               By:    /S/ BRUCE C. FELT
                                                   _____________________________
                                               Title: CHIEF FINANCIAL OFFICER

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